EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

Ducommun Reports Results for the
Fourth Quarter Ended December 31, 2015
Strategic Actions Set Stage for Stronger Performance
LOS ANGELES (March 14, 2016) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its fourth quarter and year ended December 31, 2015.
Fourth Quarter 2015 Recap

•	Fourth quarter revenue was $156.6 million

•	Net loss was $63.6 million, or $5.74 per share, including $90.2 million, pre-tax, in goodwill and intangible charges

•	Adjusted EBITDA for the quarter was $11.0 million

•	Cash flow from operations was $11.6 million

•	Ducommun made voluntary principal prepayments totaling $15.0 million on its term loan during the quarter -- for an aggregate total of $45.0 million in voluntary prepayments during fiscal 2015

“The fourth quarter results mirrored 2015 in total, as both revenue and profitability were impacted by year-over-year declines in military shipments and schedule slides reflecting lower U.S. defense spending,” said Anthony J. Reardon, chairman and chief executive officer. “Our 2015 was a year of transition for Ducommun, during which we reset our cost structure and took decisive action to improve our performance going forward. In short, we did what we set out to do by pursuing supply chain initiatives, reducing headcount, closing certain facilities, consolidating our New York operations, and refinancing our debt. We expect the benefit of such actions to be evident in 2016 and beyond.
“In addition to these actions, we’ve laid the groundwork to streamline our product portfolio and improve Ducommun’s long-term growth trajectory and financial performance. We announced the sale of our Pittsburgh and Miltec operations earlier this year -- neither core to our business -- allowing us to sharpen our strategic focus, provide for additional debt reduction, and leave us in a stronger position to invest in the key aerospace, defense and other related high-technology markets that we serve. We will continue to assess our portfolio and believe that strong commercial aerospace demand, along with greater stability across our military platforms, will lead to improved operating results in 2016. The measures that we have taken should also lead to a more stable and better-performing Company, putting us on a path to increasing shareholder value.”

Portfolio Repositioning Activities
Recent actions resulting from the Company’s assessment of its operational portfolio include:

•
The Houston facility, which exclusively served the oil and gas market, was closed in the fourth quarter of 2015 as a result of the significant decline in these markets. Revenue for 2015 was approximately $10 million.

•
In the first quarter of 2016, the Pittsburgh operation, which served the heavy industrial and natural resources markets, was sold to focus the Company’s business on the aerospace, defense and other related high-technology markets. Revenue for 2015 was approximately $42 million.

•
In the first quarter of 2016, the Company also entered into a definitive agreement to sell the Miltec operation which is a government services business unrelated to any of the Company’s other businesses. Revenue for 2015 was approximately $28 million.

In aggregate, these businesses had 2015 revenue of approximately $80 million and are part of the Company’s Electronic Systems operating segment. Following these actions, the Company anticipates that the composition of its total revenue in 2016 will shift to approximately 90% aerospace and defense and 10% industrial.
Fourth Quarter Results
In the fourth quarter of 2015, the Company renamed its operating segments as Electronic Systems segment and Structural Systems segment. Electronic Systems was formerly known as Ducommun LaBarge Technologies (“DLT”) and Structural Systems was formerly known as Ducommun AeroStructures (“DAS”). There was no regrouping of revenues or expenses as a result of these name changes.
Net revenue for the fourth quarter of 2015 was $156.6 million, compared to $187.6 million for the fourth quarter of 2014. The year-over-year decline was due to the following:

•
Approximately 18.6% lower revenue in the Company’s military and space markets. This was due to a decrease in U.S. government defense spending and shifting spending priorities which impacted scheduled deliveries on the Company’s fixed-wing and helicopter platforms;

•
Approximately 20.3% lower revenue in the Company’s non-aerospace and defense (“non-A&D”) end-use markets. This was due to the closure of the Company’s Houston manufacturing operations during the current quarter; and

•	Approximately 11.6% lower revenue in the Company’s commercial aerospace end-use markets. This was due to year end schedule slides on certain regional jet programs.
Net loss for the fourth quarter of 2015 was $(63.6) million, or $(5.74) per share, compared to a net income of $5.2 million, or $0.46 per diluted share, for the fourth quarter of 2014. The net loss in the fourth quarter of 2015 was primarily the result of an approximate $57.2 million non-cash goodwill impairment charge in the Structural Systems segment, a $32.9 million non-cash charge related to the impairment of the indefinite-lived trade name in the Electronic Systems segment, and an approximate $5.7 million attributable to lower manufacturing volume. The difference in the results was also impacted by a 2014 nonrecurring reversal of an approximate $3.4 million forward loss reserve related to a customer settlement. These items were partially offset by lower fourth quarter 2015 income tax expense of approximately $25.5 million and lower interest expense of approximately $4.8 million.
The current quarter effective income tax benefit rate was 29.5% compared to an effective income tax benefit rate of 27.8% in the prior year’s quarter.
Operating loss for the fourth quarter of 2015 was $(88.6) million, or (56.6)% of revenue, compared to operating income of $10.1 million, or 5.4% of revenue, for the comparable period in 2014. The change to an operating loss in the fourth quarter of 2015 compared to the prior year period was primarily due to the items that affected operating (loss) income described in net loss above.
Interest expense decreased to $2.2 million in the fourth quarter of 2015, compared to $7.0 million in the previous year’s fourth quarter primarily due to a lower outstanding debt balance and lower interest rate on the debt as a result of the Company completing the refinancing of its debt in July 2015.
Adjusted EBITDA for the fourth quarter of 2015 was $11.0 million, or 7.0% of revenue, compared to $19.4 million, or 10.3% of revenue, for the comparable period in 2014.
During the fourth quarter of 2015, the Company generated $11.6 million of cash from operations compared to $32.6 million during the fourth quarter of 2014.
The Company’s firm backlog as of December 31, 2015 was approximately $545.8 million.
Business Segment Information
Structural Systems
Structural Systems reported net revenue for the current quarter of $61.0 million, compared to $78.3 million for the fourth quarter of 2014. The lower revenue was primarily due to an approximate 36.5% decrease in military and space revenue mainly due to the decline in demand for military fixed-wing and helicopter platforms and a 14.5% decrease in commercial aerospace revenues, both of which were a result of the reasons described in the net revenue explanation above.

Structural Systems reported an operating loss for the current fourth quarter of $(56.0) million, or (91.8)% of revenue, compared to operating income of $6.9 million, or 8.8% of revenue, in the fourth quarter of 2014. This operating loss was primarily due to a non-cash charge of approximately $57.2 million from the impairment of goodwill. The difference in the results was also impacted by a 2014 nonrecurring reversal of an approximate $3.4 million forward loss reserve related to a customer settlement. An additional factor contributing to the operating loss was an approximate $2.8 million from lower manufacturing volume.

Adjusted EBITDA was $4.6 million for the current quarter, or 7.6% of revenue, compared to $10.5 million, or 13.5% of revenue, for the comparable quarter in the prior year.
Electronic Systems
Electronic Systems reported net revenue for the current quarter of $95.6 million, compared to $109.3 million for the fourth quarter of 2014. The lower revenue was primarily due to an approximate 20.3% decrease in non-A&D revenue mainly due to the closure of the Company’s Houston manufacturing operations during the current quarter, and an approximate 10.3% decrease in military and space revenue mainly due to the decline in demand for military fixed-wing and helicopter platforms, as a result of the reasons described in net revenue above.

Electronic Systems reported an operating loss for the current quarter of $(27.0) million, or (28.3)% of revenue, compared to an operating income of $8.5 million, or 7.8% of revenue, in the fourth quarter of 2014, primarily due to a non-cash charge of approximately $32.9 million from the impairment of an indefinite-lived trade name intangible asset; and approximately $2.9 million from lower manufacturing volume.
Adjusted EBITDA was $11.3 million for the current quarter, or 11.8% of revenue, compared to $13.0 million, or 11.9% of revenue, in the comparable quarter in the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the current fourth quarter were $5.6 million, or 3.6% of total Company revenue, compared to $5.3 million, or 2.8% of total Company revenue in the comparable quarter in the prior year. CG&A expenses increased primarily due to higher professional service fees of approximately $1.0 million related to the portfolio repositioning activity, partially offset by lower compensation and benefit costs of approximately $0.7 million.

Full Year Results
Net revenue for the year ended December 31, 2015 was $666.0 million compared to $742.0 million for the year ended December 31, 2014. The year-over-year decline was due to the following:

•
Approximately 21.4% lower revenue in the Company’s military and space end-use markets mainly due to a decrease in U.S. government defense spending and shifting spending priorities, which impacted the Company’s fixed-wing and helicopter platforms and pushed out scheduled deliveries of these products to customers; and

•	Approximately 3.7% lower revenue from non-A&D end-use markets; which were

•	Partially offset by an approximate 3.0% increase in revenue in commercial aerospace end-use markets.
Net loss for the year ended December 31, 2015 was $(73.3) million, or $(6.63) per share, compared to net income of $19.9 million, or $1.79 per diluted share, for the year ended December 31, 2014. The net loss in 2015 was primarily the result of an approximate $57.2 million non-cash goodwill impairment charge in the Structural Systems segment and an approximate $39.5 million of lower gross profit mainly due to lower revenue. Other factors contributing to the reduction in net income from the prior year include a $32.9 million non-cash charge related to the impairment of the indefinite-lived trade name in the Electronic Systems segment and an approximate $14.7 million loss on extinguishment of debt. These items were partially offset by lower 2015 income tax expense of approximately $39.7 million and lower interest expense of approximately $9.4 million.
Operating loss for the year ended December 31, 2015 was $(75.3) million, or (11.3)% of revenue, compared to operating income of $51.8 million, or 7.0% of revenue, for the year ended December 31, 2014. The change to an operating loss in 2015 was primarily due to the items that affected operating (loss) income described above in the net loss discussion.

Interest expense decreased to $18.7 million for the year ended December 31, 2015, compared to $28.1 million for the year ended December 31, 2014, primarily due to lower outstanding debt balance and lower interest rate on the debt as a result of completing the refinancing of the Company’s debt in July 2015.
Adjusted EBITDA for the twelve months ended December 31, 2015 was $49.5 million, or 7.4% of revenue, compared to $87.1 million, or 11.7% of revenue, for the twelve months ended December 31, 2014.
During 2015, the Company generated $23.7 million of cash from operations compared to $53.4 million during 2014.
Business Segment Information
Structural Systems
Structural Systems reported net revenue for the year ended December 31, 2015 of $273.3 million, compared to $320.0 million for the year ended December 31, 2014. The net revenue decline year-over-year reflects an approximate 39.6% decrease in military and space revenue mainly due to the reasons described in the net revenue discussion above and was partially offset by an approximate 1.3% increase in commercial aerospace revenue.

Structural Systems reported an operating loss for 2015 of $(53.0) million, or (19.4)% of revenue, compared to operating income of $34.9 million, or 10.9% of revenue, for 2014. The operating loss in 2015 was primarily the result of an approximate $57.2 million non-cash goodwill impairment charge and higher forward loss reserves related to a regional jet program of approximately $10.6 million. Other factors contributing to the reduction in operating income from the prior year include an approximate $8.0 million due to lower manufacturing volume and an approximate $7.3 million due to unfavorable product mix. The difference in the results was also impacted by a 2014 nonrecurring reversal of an approximate $3.4 million forward loss reserve related to a customer settlement. An additional factor contributing to the reduction in operating income from the prior year include an approximate $1.3 million of higher costs associated with moving into a new facility.
Adjusted EBITDA was $16.5 million for the year ended December 31, 2015, or 6.0% of revenue, compared to $48.5 million, or 15.1% of revenue, for 2014.
Electronic Systems
Electronic Systems reported net revenue for the year ended December 31, 2015 of $392.7 million, compared to $422.1 million for the year ended December 31, 2014. The decline in revenue year-over-year was primarily due to an approximate 12.0% decrease in military and space revenue mainly due to the reasons described in the net revenue discussion above and an approximate 3.7% decrease in non A&D markets revenue, partially offset by an approximate 9.9% increase in commercial aerospace revenue.
Electronic Systems reported an operating loss for the year ended December 31, 2015 of $(4.5) million, or (1.1)% of revenue, compared to operating income of $34.6 million, or 8.2% of revenue, for the same period in 2014. The operating loss in 2015 was primarily due to a non-cash charge of approximately $32.9 million from the impairment of an indefinite-lived trade name intangible asset and approximately $6.0 million from lower manufacturing volume.
Adjusted EBITDA was $47.3 million for the twelve month period of 2015, or 12.0% of revenue, compared to $52.5 million, or 12.4% of revenue for 2014.
Corporate General and Administrative Expenses
CG&A expenses for the year ended December 31, 2015 were $17.8 million, or 2.7% of total Company revenue, which was essentially flat compared to $17.8 million, or 2.4% of total Company revenue, in the year ended December 31, 2014. CG&A expense increased slightly, primarily due to approximately $1.0 million of higher professional service fees, partially offset by approximately $0.7 million of lower accrued compensation and benefit costs, and lower discretionary expenses as a result of the cost savings initiatives implemented.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Douglas L. Groves, the Company’s vice president, chief financial officer and treasurer, will be held today, March 14, 2016 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 877-786-6947 (international 530-379-4718) approximately ten minutes prior to the conference time. The participant passcode is 40137881. Mr. Reardon and Mr. Groves will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 855-859-2056, passcode 40137881.

About Ducommun Incorporated
Ducommun Incorporated delivers innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7224
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$5,454	$45,627
Accounts receivable, net	77,089	91,060
Inventories	115,404	142,842
Production cost of contracts	10,290	11,727
Deferred income taxes	—	13,783
Other current assets	14,358	23,702
Assets held for sale	41,636	—
Total Current Assets	264,231	328,741
Property and Equipment, Net	96,551	99,068
Goodwill	82,554	157,569
Intangibles, Net	110,621	155,104
Other Assets	7,463	7,117
Total Assets	$561,420	$747,599
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$26	$26
Accounts payable	40,343	58,979
Accrued liabilities	36,458	52,066
Liabilities held for sale	6,780	—
Total Current Liabilities	83,607	111,071
Long-Term Debt, Less Current Portion	245,000	290,026
Deferred Income Taxes	26,528	69,448
Other Long-Term Liabilities	18,954	20,484
Total Liabilities	374,089	491,029
Commitments and Contingencies
Shareholders’ Equity
Common stock	111	110
Additional paid-in capital	75,200	72,206
Retained earnings	117,623	190,905
Accumulated other comprehensive loss	(5,603)	(6,651)
Total Shareholders’ Equity	187,331	256,570
Total Liabilities and Shareholders’ Equity	$561,420	$747,599

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Quarterly Information Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net Revenues	$156,576	$187,612	$666,011	$742,045
Cost of Sales	133,780	153,985	565,219	601,713
Gross Profit	22,796	33,627	100,792	140,332
Selling, General and Administrative Expenses	21,214	23,560	85,921	88,565
Goodwill Impairment	57,243	—	57,243	—
Intangible Asset Impairment	32,937	—	32,937	—
Operating (Loss) Income	(88,598)	10,067	(75,309)	51,767
Interest Expense	(2,210)	(6,983)	(18,709)	(28,077)
Loss on Extinguishment of Debt	—	—	(14,720)	—
Other Income, Net	638	950	2,148	2,550
(Loss) Income Before Taxes	(90,170)	4,034	(106,590)	26,240
Income Tax (Benefit) Expense	(26,594)	(1,122)	(33,308)	6,373
Net (Loss) Income	$(63,576)	$5,156	$(73,282)	$19,867
(Loss) Earnings Per Share
Basic (loss) earnings per share	$(5.74)	$0.47	$(6.63)	$1.82
Diluted (loss) earnings per share	$(5.74)	$0.46	$(6.63)	$1.79
Weighted-Average Number of Common Shares Outstanding
Basic	11,084	10,950	11,047	10,897
Diluted	11,084	11,188	11,047	11,126

Gross Profit %	14.6%	17.9%	15.1%	18.9%
SG&A %	13.5%	12.6%	12.9%	11.9%
Operating (Loss) Income %	(56.6)%	5.4%	(11.3)%	7.0%
Net (Loss) Income %	(40.6)%	2.7%	(11.0)%	2.7%
Effective Tax (Benefit) Rate	(29.5)%	(27.8)%	(31.2)%	24.3%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended					Years Ended
	% Change	December 31, 2015	December 31, 2014	% of Net Revenues 2015	% of Net Revenues 2014	% Change	December 31, 2015	December 31, 2014	% of Net Revenues 2015	% of Net Revenues 2014
Net Revenues
Structural Systems	(22.1)%	$61,013	$78,329	39.0%	41.8%	(14.6)%	$273,319	$319,956	41.0%	43.1%
Electronic Systems	(12.6)%	95,563	109,283	61.0%	58.2%	(7.0)%	392,692	422,089	59.0%	56.9%
Total Net Revenues	(16.5)%	$156,576	$187,612	100.0%	100.0%	(10.2)%	$666,011	$742,045	100.0%	100.0%
Segment Operating (Loss) Income
Structural Systems		$(55,990)	$6,882	(91.8)%	8.8%		$(53,010)	$34,949	(19.4)%	10.9%
Electronic Systems		(27,047)	8,510	(28.3)%	7.8%		(4,472)	34,599	(1.1)%	8.2%
		(83,037)	15,392				(57,482)	69,548
Corporate General and Administrative Expenses (1)		(5,561)	(5,325)	(3.6)%	(2.8)%		(17,827)	(17,781)	(2.7)%	(2.4)%
Total Operating (Loss) Income		$(88,598)	$10,067	(56.6)%	5.4%		$(75,309)	$51,767	(11.3)%	7.0%
Adjusted EBITDA
Structural Systems
Operating (Loss) Income (2)(3)		$(55,990)	$6,882				$(53,010)	$34,949
Other Income (4)		—	950				1,510	2,550
Depreciation and Amortization		2,408	2,717				9,417	10,959
Goodwill Impairment		57,243	—				57,243	—
Restructuring Charges		985	—				1,294	—
		4,646	10,549	7.6%	13.5%		16,454	48,458	6.0%	15.1%
Electronic Systems
Operating (Loss) Income (3)(5)		(27,047)	8,510				(4,472)	34,599
Other Income		712	—				712	—
Depreciation and Amortization		4,339	4,486				17,267	17,928
Intangible Asset Impairment		32,937	—				32,937	—
Restructuring Charges		334	—				831	—
		11,275	12,996	11.8%	11.9%		47,275	52,527	12.0%	12.4%
Corporate General and Administrative Expenses (1)
Operating loss		(5,561)	(5,325)				(17,827)	(17,781)
Other Expense		(74)	—				(74)	—
Depreciation and Amortization		35	(8)				162	137
Stock-Based Compensation Expense		703	1,204				3,495	3,725
		(4,897)	(4,129)				(14,244)	(13,919)
Adjusted EBITDA		$11,024	$19,416	7.0%	10.3%		$49,485	$87,066	7.4%	11.7%

Capital Expenditures
Structural Systems		$3,479	$8,756				$11,559	$12,742
Electronic Systems		1,223	1,046				4,419	5,782
Corporate Administration		—	5				10	30
Total Capital Expenditures		$4,702	$9,807				$15,988	$18,554

(1)	Includes costs not allocated to either the Structural Systems or Electronic Systems operating segments.

(2)	Goodwill impairment related to Structural Systems operating segment.

(3)	Includes restructuring charges for severance and benefits and loss on early exit from leases.

(4)	Insurance recoveries related to property and equipment included as other income.

(5)	Intangible asset impairment related to Electronic Systems operating segment.